EXHIBIT 99.1

                     TAL International Group, Inc.
      Suspends Strategic Review, Increases Stock Buyback Program


    PURCHASE, N.Y.--(BUSINESS WIRE)--Sept. 6, 2007--TAL International Group, Inc. (NYSE: TAL), announced today that it has suspended the strategic review process that it previously made public in June 2007. The TAL Board of Directors, together with Citigroup Global Markets Inc. and TAL's senior management, diligently explored and evaluated a comprehensive range of strategic alternatives to enhance shareholder value. In light of the recent volatility in the capital markets, the Board of Directors concluded that, at this time, it is in the best interest of TAL and its shareholders for TAL to remain focused on executing its current business plan. The Board of Directors will continue to explore opportunities for the Company to increase shareholder value in the future, including evaluation of TAL's dividend and stock repurchases.

    The Board of Directors also authorized a 1 million share increase to the Company's stock buyback program that began in March 2006. The stock buyback program, as now amended, authorizes TAL to opportunistically repurchase up to 2.5 million shares of the Company's common stock. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as deemed appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

    About TAL International Group, Inc.

    TAL is one of the world's largest lessors of intermodal freight containers and chassis with 19 offices in 11 countries and approximately 188 third party container depot facilities in 38 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 679,000 containers and chassis representing approximately 1,102,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

    Important Cautionary Information Regarding Forward-Looking
Statements

    Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 13, 2007.

    The Company's views, estimates, plans and outlook described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.


    CONTACT: TAL International Group, Inc.
             Jeffrey Casucci, 914-697-2900
             Vice President - Treasury and Investor Relations